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                                                               EXHIBIT 23.5

Goldman, Sachs & Co.   85 Broad Street   New York, New York 10004
Tel: 212-902-1000


                                       [LOGO OF GOLDMAN SACHS APPEARS HERE]

PERSONAL AND CONFIDENTIAL

January 13, 1995


Board of Directors
Santa Fe Pacific Corporation
1700 East Golf Road
Schaumburg, Illinois 60173-5860

Re: Post Effective Amendment No. 4 to Registration Statement on Form S-4 of Burlington Northern Inc. dated January 13, 1995 and Pre Effective Amendment No. 3 to Registration Statement on Form S-4 of BNSF Corporation dated January 13, 1995.

Gentlemen and Madame:

Attached is the form of our opinion letter to be dated the date of the Joint Proxy Statement/Prospectus with respect to the proposed tender offer and merger of Santa Fe Pacific Corporation and Burlington Northern Inc.

The foregoing opinion letter has been furnished for the information and assistance of the Board of Directors of Santa Fe Pacific Corporation in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "The Merger" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statements. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

Goldman, Sachs & Co.